CAROLINA Financial Corporation Completes Merger with Carolina Trust BancShares, Inc.

NEWS RELEASE – For Release Thursday, January 2, 2020, 8:00 AM

For More Information, Contact:

William A. Gehman III, EVP and CFO, 843.723.7700

Charleston, S.C., January 2, 2020- Carolina Financial Corporation (NASDAQ: CARO) (“Carolina Financial”) announced today that its previously announced merger with Carolina Trust BancShares, Inc. (NASDAQ: CART) (“Carolina Trust”) was completed on December 31, 2019.

Under the terms of the merger agreement, Carolina Trust shareholders will have the right to receive $10.57 for each share of Carolina Trust common stock, payable, at their election and subject to certain limitations, in cash or in shares of Carolina Financial common stock based upon a fixed exchange ratio of 0.3000. Per the agreement, 10% of the consideration will be paid in cash and the balance (90%) will be in newly issued shares of Carolina Financial common stock.

As part of the merger agreement, Carolina Trust’s bank subsidiary, Carolina Trust Bank, a North Carolina bank, has merged with CresCom Bank, a South Carolina bank and the wholly-owned banking subsidiary of Carolina Financial. Carolina Financial plans to complete systems integration in May 2020.

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About Carolina Financial Corporation

Carolina Financial is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company. As of September 30, 2019, Carolina Financial had approximately $4.0 billion in total assets and Crescent Mortgage Company was approved to originate loans in 48 states partnering with community banks, credit unions and mortgage brokers.

Additional Information About the Carolina Trust Acquisition and Where to Find It

Carolina Financial has filed a Registration Statement on Form S-4 (Registration No: 333-233640), which was declared effective on October 21, 2019, which includes a proxy statement of Carolina Trust and a prospectus of Carolina Financial, as well as other relevant documents concerning the proposed Carolina Trust transaction. Carolina Trust mailed the final proxy statement/prospectus to its shareholders on or about October 28, 2019. BEFORE MAKING ANY ELECTION DECISION, SHAREHOLDERS OF CAROLINA TRUST ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Shareholders of Carolina Trust will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Carolina Financial and Carolina Trust, at the SEC’s internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to: Carolina Financial Corporation, 288 Meeting Street, Charleston, South Carolina 29401, Attention: William A. Gehman, III, Executive Vice President and Chief Financial Officer or Carolina Trust BancShares, Inc., 901 East Main Street, Lincolnton, NC 28092, Attention: Edwin Laws, Chief Financial Officer.

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